Apollo Investment Corporation
Reports Financial Results for the Quarter Ended September 30, 2017

Fiscal Second Quarter and Other Recent Highlights:

•	Net investment income per share for the quarter was $0.16 compared to $0.15 for the quarter ended June 30, 2017

•	Net asset value per share as of the end of the quarter was $6.72 compared to $6.73 as of June 30, 2017

•	Declared a distribution of $0.15 per share

•	Net leverage as of the end of the quarter was 0.59x, compared to 0.62x as of June 30, 2017 providing us with substantial investment capacity to further execute our portfolio repositioning strategy

•	Continued to successfully execute our portfolio repositioning strategy, which included increasing core assets (1) to 73% of the portfolio as of the end of the quarter, at fair value

•	Repurchased 0.7 million shares of common stock for an aggregate cost of $4.0 million during the quarter

New York, NY — November 3, 2017 — Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” or “Apollo Investment,” today announced financial results for its second fiscal quarter ended September 30, 2017. The Company’s net investment income was $0.16 per share for the quarter ended September 30, 2017, compared to $0.15 per share for the quarter ended June 30, 2017. The Company’s net asset value (“NAV”) was $6.72 per share as of September 30, 2017, compared to $6.73 as of June 30, 2017.
On November 2, 2017, the Board of Directors declared a distribution of $0.15 per share, payable on January 5, 2018 to shareholders of record as of December 21, 2017.
Mr. James Zelter, Apollo Investment’s Chief Executive Officer, commented, “We continue to make steady progress with respect to our investment portfolio repositioning strategy that we outlined last year. We continue to deploy capital into our core strategies including investments made pursuant to our co-investment order.”

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(1)	Core strategies include corporate lending, aviation, life sciences, asset based and lender finance.

FINANCIAL HIGHLIGHTS

($ in billions, except per share data)	September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016
Total assets	$2.45		$2.49		$2.41		$2.64		$2.65
Investment portfolio (fair value)	$2.36		$2.42		$2.32		$2.53		$2.55
Debt outstanding	$0.86		$0.92		$0.85		$1.03		$1.01
Net assets	$1.47		$1.48		$1.48		$1.51		$1.54
Net asset value per share	$6.72		$6.73		$6.74		$6.86		$6.95

Debt-to-equity ratio	0.59	x	0.62	x	0.57	x	0.69	x	0.66	x
Net leverage ratio (1)	0.59	x	0.62	x	0.55	x	0.66	x	0.63	x
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(1)
The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

PORTFOLIO AND INVESTMENT ACTIVITY

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)*	2017	2016	2017	2016
Investments made in portfolio companies	$265.4	$127.6	$607.5	$250.4
Investments sold	(11.7)	(17.9)	(21.7)	(164.0)
Net activity before repaid investments	253.7	109.7	585.8	86.4
Investments repaid	(328.1)	(197.1)	(570.1)	(390.5)
Net investment activity	$(74.4)	$(87.4)	$15.7	$(304.1)

Portfolio companies at beginning of period	84	81	86	89
Number of new portfolio companies	12	6	23	11
Number of exited portfolio companies	(9)	(5)	(22)	(18)
Portfolio companies at end of period	87	82	87	82

Number of investments made in existing portfolio companies	11	10	16	22

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* Totals may not foot due to rounding.

OPERATING RESULTS

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)*	2017	2016	2017	2016
Net investment income	$34.2	$39.5	$67.5	$75.6
Net realized and change in unrealized gains (losses)	(2.4)	1.6	(6.9)	(76.6)
Net increase (decrease) in net assets resulting from operations	$31.8	$41.1	$60.6	$(1.0)

(per share)*
Net investment income on per average share basis	$0.16	$0.18	$0.31	$0.34
Net realized and change in unrealized gain (loss) per share	$(0.01)	$0.01	$(0.03)	$(0.34)
Earnings (loss) per share	$0.14	$0.18	$0.28	$0.00
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* Totals may not foot due to rounding.

SHARE REPURCHASE PROGRAM
On September 15, 2016, the Company announced that its Board of Directors expanded the Company’s stock repurchase program by $50 million which increased the total amount available to be repurchased to $150 million.
During the three months ended September 30, 2017, the Company repurchased 660,300 shares at a weighted average price per share of $5.99, inclusive of commissions, for a total cost of $4.0 million.
During the period from October 1, 2017 through November 2, 2017, the Company repurchased 591,800 shares at a weighted average price per share of $5.97, inclusive of commissions, for a total cost of $3.5 million.
Since the inception of the share repurchase program and through November 2, 2017, the Company repurchased 18,298,797 shares at a weighted average price per share of $5.89, inclusive of commissions, for a total cost of $107.8 million, leaving a maximum of $42.2 million available for future purchases under the current Board authorization.

CONFERENCE CALL / WEBCAST AT 10:00 AM EDT ON NOVEMBER 3, 2017
The Company will host a conference call on Friday, November 3, 2017 at 10:00 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID #90925356 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through November 24, 2017 by dialing (800) 585-8367; international callers please dial (404) 537-3406, reference Conference ID # 90925356. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of the Company’s website at www.apolloic.com.
SUPPLEMENTAL INFORMATION
The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available on the Investor Relations section of the Company’s website at www.apolloic.com.

Our portfolio composition and weighted average yields as of September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016, and September 30, 2016 were as follows:

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Portfolio composition, at fair value:
Secured debt	80%	77%	75%	69%	64%
Unsecured debt	5%	7%	7%	10%	9%
Structured products and other	5%	6%	7%	9%	12%
Preferred equity	1%	1%	1%	1%	3%
Common equity/interests and warrants	9%	9%	10%	11%	12%
Weighted average yields, at amortized cost, exclusive of investments on non-accrual status (1):
Secured debt portfolio	10.3%	10.2%	10.2%	10.9%	11.0%
Unsecured debt portfolio	11.2%	11.1%	11.1%	10.7%	10.8%
Total debt portfolio	10.3%	10.3%	10.3%	10.9%	11.0%
Interest Rate Type, at fair value (2):
Fixed rate amount	$0.1 billion	$0.2 billion	$0.2 billion	$0.2 billion	$0.2 billion
Floating rate amount	$1.2 billion	$1.2 billion	$1.1 billion	$1.0 billion	$0.9 billion
Fixed rate, as percentage of total	9%	14%	16%	16%	21%
Floating rate, as percentage of total	91%	86%	84%	84%	79%
Interest Rate Type, at amortized cost (2):
Fixed rate amount	$0.1 billion	$0.2 billion	$0.2 billion	$0.2 billion	$0.2 billion
Floating rate amount	$1.2 billion	$1.1 billion	$1.0 billion	$1.0 billion	$0.9 billion
Fixed rate, as percentage of total	9%	15%	17%	17%	22%
Floating rate, as percentage of total	91%	85%	83%	83%	78%
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(1)	An investor’s yield may be lower than the portfolio yield due to sales loads and other expenses.

(2)
The interest type information is calculated using the Company’s corporate debt portfolio and excludes aviation, oil and gas, structured credit, renewables, shipping, commodities and investments on non-accrual status.

APOLLO INVESTMENT CORPORATION STATEMENTS OF ASSETS AND LIABILITIES (In thousands, except share and per share data)

	September 30, 2017	March 31, 2017
	(Unaudited)
Assets
Investments and option contracts at fair value:
Non-controlled/non-affiliated investments (cost — $1,448,348 and $1,510,980, respectively)	$1,441,064	$1,402,409
Non-controlled/affiliated investments (cost — $246,083 and $417,471, respectively)	224,881	239,050
Controlled investments (cost — $701,852 and $676,972, respectively)	694,345	675,249
Option contracts (cost — $5,057 and $0, respectively)	4,020	—
Cash and cash equivalents	31,179	9,783
Foreign currencies (cost — $1,961 and $1,494, respectively)	1,966	1,497
Collateral on option contracts	6,070	—
Receivable for investments sold	8,129	40,226
Interest receivable	18,237	17,072
Dividends receivable	3,143	6,489
Deferred financing costs	15,791	17,632
Prepaid expenses and other assets	581	713
Total Assets	$2,449,406	$2,410,120

Liabilities
Debt	$864,906	$848,449
Option contracts at fair value (proceeds — $5,041 and $0, respectively)	5,877	—
Payable for investments purchased	40,878	13,970
Distributions payable	32,855	32,954
Management and performance-based incentive fees payable	18,370	16,306
Interest payable	7,280	7,319
Accrued administrative services expense	1,785	2,250
Other liabilities and accrued expenses	4,855	7,075
Total Liabilities	$976,806	$928,323

Net Assets	$1,472,600	$1,481,797

Net Assets
Common stock, $0.001 par value (400,000,000 shares authorized; 219,034,354 and 219,694,654 shares issued and outstanding, respectively)	$219	$220
Paid-in capital in excess of par	2,920,820	2,924,775
Accumulated underdistributed net investment income	89,802	88,134
Accumulated net realized loss	(1,514,999)	(1,277,625)
Net unrealized loss	(23,242)	(253,707)
Net Assets	$1,472,600	$1,481,797

Net Asset Value Per Share	$6.72	$6.74

APOLLO INVESTMENT CORPORATION STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
Investment Income
Non-controlled/non-affiliated investments:
Interest income (excluding Payment-in-kind interest income)	$39,319	$41,728	$78,271	$88,779
Dividend income	—	1,069	—	2,173
Payment-in-kind interest income	2,118	678	4,174	1,971
Other income	2,647	349	3,777	2,047
Non-controlled/affiliated investments:
Interest income (excluding Payment-in-kind interest income)	1	247	115	461
Dividend income	981	4,656	2,068	7,703
Payment-in-kind interest income	2,501	122	4,938	169
Other income	—	—	(306)	70
Controlled investments:
Interest income (excluding Payment-in-kind interest income)	14,241	12,247	29,315	24,677
Dividend income	3,303	2,750	8,153	7,450
Payment-in-kind interest income	1,351	5,180	2,668	9,995
Total Investment Income	$66,462	$69,026	$133,173	$145,495
Expenses
Management fees	$12,290	$13,302	$24,415	$27,700
Performance-based incentive fees	8,037	1,943	15,949	10,393
Interest and other debt expenses	13,832	14,438	28,047	31,231
Administrative services expense	1,692	2,642	3,368	4,168
Other general and administrative expenses	1,620	2,550	4,176	7,589
Total expenses	37,471	34,875	75,955	81,081
Management and performance-based incentive fees waived	(5,081)	(5,302)	(10,091)	(11,019)
Expense reimbursements	(85)	(84)	(168)	(168)
Net Expenses	$32,305	$29,489	$65,696	$69,894
Net Investment Income	$34,157	$39,537	$67,477	$75,601
Net Realized and Change in Unrealized Gains (Losses)
Net realized gains (losses):
Non-controlled/non-affiliated investments	$(7,309)	$17,348	$(97,148)	$(40,127)
Non-controlled/affiliated investments	—	(21,257)	(146,840)	44,574
Controlled investments	—	—	—	(191)
Option contracts	(5)	—	(5)	—
Foreign currency transactions	3,695	905	6,619	1,265
Net realized gains (losses)	(3,619)	(3,004)	(237,374)	5,521
Net change in unrealized losses:
Non-controlled/non-affiliated investments	10,049	46,305	101,287	65,026
Non-controlled/affiliated investments	1,489	(36,007)	157,219	(129,794)
Controlled investments	1,284	(10,284)	(5,784)	(34,583)
Option contracts	(1,873)	—	(1,873)	—
Foreign currency translations	(9,700)	4,567	(20,384)	17,257
Net change in unrealized losses	1,249	4,581	230,465	(82,094)
Net Realized and Change in Unrealized Gains (Losses)	$(2,370)	$1,577	$(6,909)	$(76,573)
Net Increase (Decrease) in Net Assets Resulting from Operations	$31,787	$41,114	$60,568	$(972)
Earnings (Loss) Per Share	$0.14	$0.18	$0.28	$0.00

About Apollo Investment Corporation
Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments, including secured and unsecured debt, loan investments, and/or equity in private middle-market companies. The Company may also invest in the securities of public companies and structured products and other investments such as collateralized loan obligations and credit-linked notes. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit www.apolloic.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
Contact
Elizabeth Besen
Investor Relations Manager
Apollo Investment Corporation
(212) 822-0625
ebesen@apollolp.com